UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2008

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2008, M/I Homes, Inc. (the “Company”) entered into Change in Control Agreements (the “Agreements”) with each of Robert H. Schottenstein (Chairman, Chief Executive Officer and President), Phillip G. Creek (Executive Vice President and Chief Financial Officer) and J. Thomas Mason (Executive Vice President, General Counsel and Secretary) (the “Executive Officers”).  The Agreements are identical in all [material] respects, except with respect to the amounts payable thereunder as described below.

Under the Agreements, in the event that (1) the Company terminates an Executive Officer’s employment without cause (as defined in the Agreements) within six months prior to or twenty-four months after a change in control of the Company (as defined in the Agreements) or (2) an Executive Officer terminates his employment for good reason (as defined in the Agreements) within twenty-four months after a change in control, such Executive Officer will be entitled to a lump sum payment equal to the sum of (A) a pre-determined multiple of his then current annual base salary, (B) a pre-determined multiple of his average bonus earned during the preceding five fiscal years and (C) a pro-rated amount of the annual bonus which the Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated calculated based on the Company’s and/or the Executive Officer’s achievement (as applicable) of the performance goals applicable to his bonus for such fiscal year and the time elapsed in such fiscal year.  Such Executive Officer will also be entitled to payment for any unused vacation and continued coverage (at no cost) in all Company programs subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.  Under the Agreements, the pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively.  Under the Agreements, if the payments to be received upon a change in control by an Executive Officer constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to excise tax under Section 4999 of the Code, such Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that such Executive Officer does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to such Executive Officer will be reduced to the extent necessary to make the excise tax inapplicable).

Attached hereto as Exhibits 10.1, 10.2 and 10.3 are copies of the Agreements with Messrs. Schottenstein, Creek and Mason, respectively.  The foregoing description of the Agreements is qualified in its entirety by reference to Exhibit 10.1, 10.2 and 10.3.

The Agreement with Mr. Creek amends and restates in its entirety the Change in Control Agreement dated March 8, 2004 between the Company and Mr. Creek (the “Original Agreement”).  Under the Original Agreement, in the event that (1) the Company terminated Mr. Creek’s employment without cause (as defined in the Original Agreement) within six months prior to or twenty-four months after a change in control of the Company (as defined in the Original Agreement) or (2) Mr. Creek terminated his employment for good reason (as defined in the Original Agreement) within twenty-four months after a change in control, Mr. Creek was entitled to a lump sum payment equal to the sum of (A) twice his average annual base salary during the preceding three calendar years and (B) twice his average cash bonus earned during the preceding three fiscal years.  Under the Original Agreement, Mr. Creek was also entitled to payment for any unused vacation and reimbursement for the cost of continued participation in all Company programs subject to the benefit provisions of COBRA for up to a maximum of 18 months unless he obtained replacement coverage.  In addition, the Original Agreement provided that Mr. Creek would be reimbursed for any excise tax that he incurred under Section 4999 of the Code if the payments to him under the Original Agreement constituted “excess parachute payments” under Section 280G of the Code and the after-tax amount that he would receive following such reimbursement would exceed the after-tax amount that he would receive if his benefits under the Original Agreement were reduced so that his total “parachute payment” under the Original Agreement and all other applicable agreements was $1.00 less than the amount that would constitute an “excess parachute payment.”

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Documents
10.1	Change in Control Agreement – Robert H. Schottenstein, Chairman, Chief Executive Officer and President

10.2	Change in Control Agreement – Phillip G. Creek, Executive Vice President and Chief Financial Officer

10.3	Change in Control Agreement – J. Thomas Mason, Executive Vice President, General Counsel and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 3, 2008

M/I Homes, Inc.

By:	/s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

Index to Exhibits

Exhibit No.	Description of Documents
10.1	Change in Control Agreement – Robert H. Schottenstein, Chairman, Chief Executive Officer and President

10.2	Change in Control Agreement – Phillip G. Creek, Executive Vice President and Chief Financial Officer

10.3	Change in Control Agreement – J. Thomas Mason, Executive Vice President, General Counsel and Secretary